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                                                                      EXHIBIT 21

                                  SUBSIDIARIES*

                                       OWNERSHIP               JURISDICTION
NAME OF SUBSIDIARY                    PERCENTAGE              WHERE ORGANIZED
------------------------------------  ----------            -------------------
Teltran International, Inc..........     100%                    Delaware
ChannelNet, Ltd.....................     100%             England & Wales (U.K.)
OmniCom of New York, Inc............     100%                    New York
Internet Protocols Ltd..............     100%                 United Kingdom
Teltran Web Factory Ltd.............     100%                 United Kingdom
Recordstogo.com.....................      49%                    Delaware

* Includes only subsidiaries engaged in operations.